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                March 15, 2024

       John Srivisal
       Chief Financial Officer
       Tronox Holdings plc
       263 Tresser Boulevard , Suite 1100
       Stamford, Connecticut 06901

                                                        Re: Tronox Holdings plc
                                                            Form 10-K filed
February 22, 2023
                                                            Response dated
March 8, 2024
                                                            File No. 001-35573

       Dear John Srivisal:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Industrial Applications and

                Services